Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 17, 2011
Registration Statement No. 333-150095

$1.0bln Honda Auto Receivables 2011-1 Owner Trust (HAROT) Prime retail auto loans
Joint Bookrunners: BofAML (Struc), CS                          SEC Registered
Co-Managers      : DB, MUFJ, MZ, RBS, WF                             100% Pot

     NOTE
CLS $BAL(mm) M/F      WAL   PWIN   L.FINAL   BENCH SPRD YLD     PRICE     CPN
=============================================================================
A1  299.000  P-1/F1+  0.35   1- 9  03/15/12  IntL  - 4  0.3248 100.00000  0.3248
A2  265.000  Aaa/AAA  1.05   9-18  06/17/13  EDSF  +18  0.654   99.99675  0.65
A3  281.000  Aaa/AAA  1.95  18-31  10/15/14  EDSF  +18  1.135   99.99553  1.13
A4  155.000  Aaa/AAA  2.99  31-38  04/17/17  IntS  +28  1.816   99.97337  1.80
=============================================================================
* SETTLES           : 02/24/11              * BILL & DELIVER  : BofAML
* FIRST PAYMENT DATE: 03/15/11              * ERISA ELIGIBLE  : Yes
* A1/A2/A3/A4 CUSIPS: 43813TAA1 / 43813TAB9 / 43813TAC7 / 43813TAD5
* EXPECTED RATINGS  : M/F
* BLOOMBERG TICKER  : HAROT 2011-1
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may  not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith  Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.